                                                                    Exhibit 99.1


MEDIA CONTACT:                          IR CONTACT:
Susan Kraus, 781-865-3511               George Lieb, 781-865-4121
John Vincenzo, 781-865-5468             Arleen Llerandi, 781-865-3544


November 1, 2001

             GENUITY IMPROVES GROSS MARGIN AND EBITDA PERFORMANCE;
                     RESULTS IN LINE WITH PREVIOUS GUIDANCE

Woburn, Mass. -- Genuity Inc. today announced third quarter 2001 results with revenues of $302 million in the quarter, essentially unchanged from the previous quarter.

Third quarter 2001 Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA), excluding special items, was a loss of $153 million, a $43 million or 22 percent improvement from the previous quarter and an $18 million or 10 percent improvement from the third quarter of 2000, due to aggressive cost controls initiated within the company. Genuity's third quarter 2001 pro forma loss per share from operations, assuming full conversion of Class B common stock, was $0.31.

"In the current economic climate, we have continued on our path to profitability making significant progress in reducing our costs and realizing greater operational efficiency," said Paul R. Gudonis, Genuity chairman and CEO. "In addition to the steps we've already taken, we will be consolidating several of our current business units and implementing other cost-cutting measures, including a workforce reduction. These changes are necessary for us to realize our financial commitments, including achieving positive gross margin in the fourth quarter. While making significant improvements to our cost profile, we continue to position Genuity to realize growth opportunities, such as our global expansion through the acquisition of Integra, new Genuity BLACK ROCKET(TM) platform developments, and broadband services."

As part of this company-wide restructuring and cost savings plan, Genuity will reduce its U.S.-based workforce by approximately 22 percent of its full-time employee population and slightly over 50 percent of its contractor positions, resulting in a reduction of approximately 24 percent of full-time-equivalent personnel. The majority of the reductions will occur in the fourth quarter with a small number taking place in the first quarter of next year. The organizational restructuring will streamline Genuity's operations and help align the size of the workforce to the current economic and business environment, resulting in an annual labor expense reduction of $80 million. This coupled with the previously announced workforce and related reductions completed earlier in the year will result in annual labor expense reductions totaling approximately $150 million.

THIRD QUARTER REVENUE IN LINE WITH PREVIOUS GUIDANCE

Consolidated revenue for the third quarter declined 2 percent over the prior year's quarter. This decrease reflects the impact of industry-wide pricing trends, decisions to turn off non-creditworthy customers and customer churn, which offset the growth from new order activity.

Genuity's total access revenues were essentially unchanged from last year's third quarter, which reflected the impact of the AOL contractual price decline that became effective in September 2000. Excluding revenue from services provided to AOL, third quarter access revenues grew 10 percent, or $11 million. Broadband revenues contributed to the majority of this growth in the quarter, driven by an approximate 171 percent increase in revenue and 165 percent increase in subscribers over the last 12 months. Access revenue growth also benefited from a 15 percent increase in dedicated connectivity services.

Dial-up revenues, which include wholesale, enterprise and AOL services, decreased 21 percent or $34 million from the prior year, offsetting the growth in the broadband and dedicated connectivity services. These dial-up revenues reflect the contractual price decline with AOL and the company's reduced focus on the wholesale dial business. Domestic revenues from AOL increased 7 percent from the prior quarter, the result of higher dial and DSL volumes. Total AOL revenues now represent 36 percent of total Genuity revenue, compared to 39 percent in last year's third quarter.

Managed Web Hosting and Value-Added Services revenues declined 5 percent over the same quarter last year, due to customer churn, including for credit-related reasons, and site reengineering by customers to reduce costs in this overall slower economic environment.

International services revenues for the third quarter were $14 million, a decline of approximately 15 percent, or $2 million from the prior year, driven primarily by continued competitive price declines. Transport revenues declined 5 percent, or about $1 million, as compared with the same quarter last year.

IMPACT OF SEPTEMBER 11 TRAGEDY

The events of September 11, 2001 had a direct impact on Genuity, as three Genuity employees remain unaccounted for. In addition, a portion of our New York sales office was displaced due to their proximity to the World Trade Center. While the vast majority of Genuity customers did not face service interruptions as a result of the attacks, Genuity engineers immediately began rerouting traffic and restoring service to those customers that had their service disrupted. Aside from the broad economic impact, the direct revenue impact to Genuity was minimal. The net-book value of the assets lost in the attacks is approximately $400,000, and is expected to be covered by insurance.

COMPANY HIGHLIGHTS

Key third quarter highlights for Genuity include:

 .    Completed a $1.15 billion bond issue from external sources, and obtained agreement from Verizon to extend the maturity of its loan to be consistent with Genuity's credit agreement with a consortium of nine banks, and increase its direct lending commitment to $2 billion. With these transactions and the remaining amounts available under the company's credit agreement, Genuity has $4 billion in committed, long-term debt capital.

 .    Completed the acquisition of Integra, a premier pan-European provider of managed hosting and eBusiness solutions. To date, Genuity has acquired 92 percent of Integra shares.

 .    Made significant progress on the path to profitability by improving gross margin by $26 million from the prior quarter and $14 million from the third quarter of last year through the following actions:

- Converted 75,000 modems to managed modems and migrated them on to Genuity's network, and decommissioned 22 percent of non-AOL modems. To date, approximately 47 percent of all modems have been migrated on to Genuity's network. Circuit costs now represents 72 percent of total revenues, an improvement of 600 basis points over the prior quarter. These and other actions resulted in a cost of sales decrease of 8 percent from the prior quarter and 6 percent from the third quarter of last year.

 .    Reduced cash operating expenses, before special items, by $44 million from the prior quarter and $30 million, from the third quarter of last year.

- Selling, General & Administrative (SG&A) expenses decreased $17 million, or 11 percent, from the prior quarter and $3 million from the third quarter of last year, reflecting primarily the full quarter benefit of the headcount reductions implemented in the second quarter.

- EBITDA loss, excluding special items, declined from approximately $195 million in the second quarter to approximately $153 million in the third quarter.

 .    Added new customers and sold additional services to existing customers including: Carrier Corporation (Hosting), Fidelity (Dedicated Access), Kforce (Hosting), Network Associates (Dedicated Access), Schneider Electric (Hosting) and Spectra Marketing (Hosting).

 .    Signed new contracts totaling approximately $99 million in gross First-year
     Contract Value (FCV), approximately the same level recorded during each of the first two quarters of 2001.

 .    Grew DSL subscribers to 517,000, a 14 percent sequential increase from the second quarter of 2001 and a 273 percent increase over the same period last year.

 .    Recorded capital expenditures in the third quarter of $209 million, a decrease of $232 million, or 53 percent, from the third quarter of 2000. The lower level of spending reflects the near completion of Genuity's network footprint and data center capacity.

- Year-to-date, Genuity's capital expenditures total approximately $770 million.

FINANCIAL GUIDANCE

Genuity's financial guidance for 2001, including the fourth quarter impact from the Integra acquisition and before special items, is as follows: The revenue and EBITDA guidance remains unchanged, with EPS guidance improved notwithstanding the softer economic conditions impacting the company and its customers.

 .  Revenue of $1.2-$1.25 billion;
 .  EBITDA loss of $690-$720 million;
 . Pro forma EPS loss of $1.25-$1.30, improved from $1.30-$1.35 previously communicated.

Revenue in the fourth quarter is expected to be relatively flat as compared to third quarter revenues. The company continues to project the first full quarter of positive gross margin results in the fourth quarter 2001.

The capital expenditures guidance for 2001 remains unchanged at $1.2-$1.25 billion. Given the current economic environment, the company expects capital expenditures in 2002 to be below current levels, with cumulative spending for the 2001-2004 period likely to be below the previous guidance of $4-$5 billion.

ABOUT GENUITY

Genuity is a leading Internet infrastructure services provider and the first company in the industry to offer an eBusiness Network Platform. Genuity combines its Tier 1 network with its full portfolio of managed Internet services, including dedicated, remote and broadband access, Web hosting and Internet security to develop a platform for creating scalable and repeatable managed eBusiness solutions. With annual revenues of more than $1 billion, Genuity (NASDAQ: GENU and NM: Genuity A-RegS 144) is a global company with offices and partnerships throughout the U.S., Europe, Asia and Latin America. Additional information about Genuity can be found at www.genuity.com.
                                                     ---------------

                                     # # #


A copy of this release and associated tables can be found on the Internet at www.genuity.com.
---------------

Genuity will discuss its third quarter results at 9:00 am (EST) on November 1, 2001. Individual investors may listen in on the call by dialing 646-862-1000 or via the Web at: www.genuity.com/investor.
                ------------------------

                           FORWARD-LOOKING STATEMENTS
                           --------------------------



          This announcement contains forward-looking statements. For each of these statements, Genuity Inc. claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. If future events and actual performance differ materially from Genuity's assumptions, actual results could vary significantly from the performance projected in these forward-looking statements.


These forward-looking statements are based on the company's current knowledge, beliefs, expectations and specific assumptions with respect to future business decisions. Accordingly, the statements are subject to significant risks, contingencies and uncertainties that could cause actual operating results, performance or business prospects to differ materially from those expressed in, or implied by, these statements. These risks, contingencies and uncertainties include, but are not limited to: expectations as to the company's future revenues, margins, expenses and capital requirements; the company's ability to develop and maintain a successful relationship with significant customers; successfully maintaining and continuing to strengthen our brand recognition; and expansions relating to our capacity and network infrastructure.

For a more detailed discussion of the risks and uncertainties of Genuity's business, please refer to the company's filings with the Securities and Exchange Commission, which discusses in greater detail the important factors that could cause actual results to differ materially.

The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Further disclosures that the company makes on related subjects in its additional filings with the Securities and Exchange Commission should be consulted.

                                     # # #


Copyright (C) 2001 Genuity Inc. All Rights Reserved. Genuity and Black Rocket are trademarks of Genuity Inc. All other trademarks are the property of their respective owners.

GENUITY INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
-------------------------------------------------------------------------------
(in thousands, except per share amounts)                              Unaudited



                                                              THIRD QUARTER                   NINE MONTHS ENDED SEPTEMBER 30,
                                                  ------------------------------------     --------------------------------------
                                                     2001         2000       % Change         2001           2000        % Change
                                                  ----------    ---------    ---------     ----------     ----------     --------
REVENUES
        Access                                    $  232,019   $  232,387      -0.2%       $  674,819     $  620,007        8.8%
        Hosting and Value-added services              31,063       32,711      -5.0%          107,193         89,218       20.1%
        Transport                                     25,600       26,995      -5.2%           77,861         72,482        7.4%
        International                                 13,580       16,049     -15.4%           44,650         42,211        5.8%
                                                  ----------   ----------                  ----------     ----------
TOTAL REVENUES                                       302,262      308,142      -1.9%          904,523        823,918        9.8%

OPERATING EXPENSES
        Cost of sales                                318,965      339,316      -6.0%        1,009,716        931,466        8.4%
        Selling, general and administrative          135,845      139,213      -2.4%          441,685        372,194       18.7%
        Depreciation and amortization                128,721       81,250      58.4%          325,431        196,844       65.3%
        Special Items (2)                                424        2,775        n/m           48,333         11,543         n/m
                                                  ----------   ----------                  ----------     ----------
TOTAL OPERATING EXPENSES                             583,955      562,554       3.8%        1,825,165      1,512,047       20.7%
                                                  ----------   ----------                  ----------     ----------

OPERATING LOSS                                      (281,693)    (254,412)     10.7%         (920,642)      (688,129)      33.8%

OTHER INCOME (EXPENSE)
        Interest income (expense), net               (18,510)      27,912        n/m          (23,450)        26,966         n/m
        Other - net                                      959       (1,667)       n/m            1,055           (229)        n/m
                                                  ----------   ----------                  ----------     ----------
LOSS BEFORE INCOME TAXES                            (299,244)    (228,167)     31.2%         (943,037)      (661,392)      42.6%
        Income taxes                                   1,134          715      58.6%            3,264          2,023       61.3%
                                                  ----------   ----------                  ----------     ----------
NET LOSS                                          $ (300,378)  $ (228,882)     31.2%       $ (946,301)    $ (663,415)      42.6%
                                                  ==========   ==========                  ==========     ==========


PRO FORMA PER SHARE DATA :
        Loss Per Share                            $    (0.31)  $    (0.24)       n/m       $    (0.97)    $    (0.68)        n/m
        Special Items Per Share                        (0.00)       (0.00)       n/m            (0.05)         (0.01)        n/m
                                                  ----------   ----------                  ----------     ----------
        Loss Per Share Excluding
           Special Items                          $    (0.31)  $    (0.24)       n/m       $    (0.92)    $    (0.67)        n/m
                                                  ==========   ==========                  ==========     ==========

        Common Shares Outstanding (1)                976,700      973,913                     974,852        973,913
                                                  ==========   ==========                  ==========     ==========

REPORTED PER SHARE DATA:
        Basic and Diluted Loss Per Share          $    (1.54)  $    (1.19)       n/m       $    (4.90)    $    (8.58)        n/m
        Special Items Per Share                        (0.00)       (0.01)       n/m            (0.25)         (0.15)        n/m
                                                  ----------   ----------                  ----------     ----------
        Loss Per Share Excluding
           Special Items                          $    (1.54)  $    (1.18)       n/m       $    (4.65)    $    (8.43)        n/m
                                                  ==========   ==========                  ==========     ==========

        Basic and Diluted Weighted-Average
          Common Shares Outstanding                  194,956      192,169                     193,108         77,285
                                                  ==========   ==========                  ==========     ==========


----------------------------------------------------------------
(1) Pro Forma per Share Data is based on the assumed conversion of the Class B common stock into 800 million shares of Class C common stock at the end of each period presented and the weighted average effect of the Class A common stock issued in connection with the Integra acquisition. The ability of Verizon to convert its Class B common stock is limited by an FCC order which addresses, among other things, its ownership in Genuity. See Genuity Inc.'s Form 10-K for a detailed discussion of the conditions surrounding this conversion.
(2) Special Items include costs associated with the Company's workforce reduction initiative and lease cancellation and other costs associated with facilities which will be exited. In addition, special items includes impairment losses and gains/losses on fixed asset sales.
n/m = not meaningful

GENUITY INC.
SELECTED FINANCIAL DATA
--------------------------------------------------------------------------------
(in thousands)                                                         Unaudited






                                                              THIRD QUARTER                      NINE MONTHS ENDED SEPTEMBER 30,
                                               -----------------------------------------     --------------------------------------
                                                 2001            2000          % Change        2001           2000        % Change
                                               ---------       ---------        --------     ---------      ---------     ---------
Financial data
--------------

EBITDA
------
   Operating loss                              $(281,693)      $(254,412)         10.7%      $(920,642)     $(688,129)       33.8%
   Depreciation and amortization                 128,721          81,250          58.4%        325,431        196,844        65.3%
                                               ---------       ---------                     ---------      ---------
      EBITDA - Reported                         (152,972)       (173,162)        -11.7%       (595,211)      (491,285)       21.2%

   Special Items                                     424           2,775           n/m          48,333         11,543         n/m
                                               ---------       ---------                     ---------      ---------
      EBITDA - Excluding Special
        Items                                  $(152,548)      $(170,387)        -10.5%      $(546,878)     $(479,742)       14.0%
                                               =========       =========                     =========      =========
   EBITDA Margin - Reported                         (51%)           (56%)                         (66%)          (60%)
                                               =========       =========                     =========      =========
   EBITDA Margin - Excluding Special
        Items                                       (50%)           (55%)                         (60%)          (58%)
                                               =========       =========                     =========      =========

Capital Expenditures (1)
------------------------
   Access                                      $  80,011       $ 195,341        -59.0%       $ 204,246      $ 304,542       -32.9%
   Hosting and Value-added services               26,685          66,049        -59.6%          59,333        120,468       -50.7%
   GNI/Transport                                  30,389         135,810        -77.6%         339,772        434,801       -21.9%
   International                                  29,637          23,611         25.5%          44,457         33,086        34.4%
   Other                                          42,154          20,518        105.4%         121,769         49,204       147.5%
                                               ---------       ---------                     ---------      ---------
      Total capital expenditures               $ 208,876       $ 441,329        -52.7%       $ 769,577      $ 942,101       -18.3%
                                               =========       =========                     =========      =========


Depreciation and Amortization
-----------------------------
   Access                                      $  24,188       $  15,706         54.0%       $  61,260      $  40,414        51.6%
   Hosting and Value-added services                9,497           8,010         18.6%          28,092         18,050        55.6%
   GNI/Transport                                  69,704          36,492         91.0%         173,178         86,933        99.2%
   International                                   4,477             839        433.6%           8,883          1,227       624.0%
   Other                                          20,855          20,203          3.2%          54,018         50,220         7.6%
                                               ---------       ---------                     ---------      ---------
      Total depreciation and amortization      $ 128,721       $  81,250         58.4%       $ 325,431      $ 196,844        65.3%
                                               =========       =========                     =========      =========


---------------------------------------------------
(1) Includes accruals and capital leases, excludes capitalized software

n/m = not meaningful

GENUITY INC.
SELECTED KEY PERFORMANCE INDICATORS
-------------------------------------------------------------------------------
(dollars in thousands)                                                Unaudited








                                                                                     AT SEPTEMBER 30,
                                                                     -------------------------------------------------
                                                                       2001        2000        Change        % Change
                                                                     ---------    --------    ----------     ---------
Access
        Dedicated
              # of Installed Connections                                4,139        3,950          189           5%
              Annualized Average Revenue per Installed Connection       $48.2        $46.1         $2.1           5%

        Dial-up (2)
              # of Installed Modems                                   963,048      813,336      149,712          18%
              % of Modems on GNI                                           47%          23%         n/m          n/m

        Broadband (2)
              Total Subscribers                                       517,009      138,456      378,553         273%

        AOL as % of Total Revenue (1)                                      36%          39%     -300 bp          n/m

Hosting
        Managed Customers (3)                                             287          320          -33         -10%

        Gross Data Center Square Feet Under Agreement (K)                 389          197          192          97%

International
        # of Installed Connections                                        263          174           89          51%

        Gross Data Center Square Feet Under Agreement (K)                  15            0           15          n/m

Sales Force
        Total # of Direct Quota-Carrying Personnel                        340          383          -43         -11%




Notes:
      (1) A reduction in this item is considered favorable to GENUITY.
      (2) Includes AOL.
      (3) The Company revised its method of calculating the number of hosting customers in the third quarter of 2001. The number of managed hosting customers in the second quarter of 2001, which would be comparable to this calculation, is 296.
      n/m = not meaningful

      All KPI results exclude Integra.

GENUITY INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------
(dollars in thousands)                                                Unaudited



                                               September 30,   December 31,
                                                 2001 (1)         2000
                                                ----------     ----------
ASSETS
        CURRENT ASSETS
               Cash & cash equivalents          $1,284,965     $  868,926
               Accounts receivable, net            400,956        369,460
               Other current assets                 57,578         51,600
                                                ----------     ----------
                  Total current assets           1,743,499      1,289,986
        Property, plant and equipment, net       3,542,293      3,009,706
        Goodwill and other intangibles, net        574,687        526,449
        Other assets                                86,606         73,184
                                                ----------     ----------
        TOTAL ASSETS                            $5,947,085     $4,899,325
                                                ==========     ==========



LIABILITIES AND STOCKHOLDERS' EQUITY
        CURRENT LIABILITIES
               Short-term obligations           $   80,662     $   35,514
               Accounts payable                    138,089        442,874
               Other current liabilities           366,569        588,197
                                                ----------     ----------
                  Total current liabilities        585,320      1,066,585
        Long-term liabilities                    2,452,643         66,855
                                                ----------     ----------
        TOTAL LIABILITIES                        3,037,963      1,133,440
        MINORITY INTEREST                           18,196           --
        STOCKHOLDERS' EQUITY                     2,890,926      3,765,885
                                                ----------     ----------
        TOTAL LIABILITIES AND
           STOCKHOLDERS' EQUITY                 $5,947,085     $4,899,325
                                                ==========     ==========


(1)The condensed consolidated balance sheet as of September 30, 2001 includes the effect of the Integra acquisition.

GENUITY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
-------------------------------------------------------------------------------
(in thousands)                                                        Unaudited



                                                                              NINE MONTHS ENDED SEPTEMBER 30,
                                                                                 2001              2000
                                                                              -----------      -----------

CASH FLOWS FROM OPERATING ACTIVITIES
        Net loss                                                              $  (946,301)     $  (663,415)
        Adjustments to reconcile net loss to net cash used in operations:
               Special Charge, non-cash portion in the period                      32,242             --
               Depreciation and amortization                                      325,431          196,844
               Changes in current assets and current liabilities                 (113,450)          40,116
               Other, net                                                         (15,100)          16,086
                                                                              -----------      -----------
        Net cash used in operating activities                                    (717,178)        (410,369)
                                                                              -----------      -----------

CASH FLOWS FROM INVESTING ACTIVITIES
        Capital expenditures                                                   (1,094,434)        (837,878)
        Capitalized software                                                      (50,902)         (26,035)
        Acquisition, net of cash acquired                                          (1,483)               0
                                                                              -----------      -----------
        Net cash used in investing activities                                  (1,146,819)        (863,913)
                                                                              -----------      -----------

CASH FLOWS FROM FINANCING ACTIVITIES
        Proceeds from borrowings                                                2,300,000             --
        Proceeds from stock offering, net of expenses                                --          1,831,547
        Repayment of note payable--GTE                                               --           (136,484)
        Contributions from GTE                                                       --          1,213,693
        Other                                                                     (19,964)         (57,522)
                                                                              -----------      -----------
        Net cash provided by financing activities                               2,280,036        2,851,234
                                                                              -----------      -----------
        Net increase (decrease) in cash and cash equivalents                      416,039        1,576,952

Cash and cash equivalents, beginning of period                                    868,926            6,044
                                                                              -----------      -----------
Cash and cash equivalents, end of period                                      $ 1,284,965      $ 1,582,996
                                                                              ===========      ===========

